Exhibit 10.14

September 10, 2018

John S. Schoenstein

c/o SVMK Inc.

One Curiosity Way

San Mateo, CA 94403

Re:	Confirmatory Employment Letter

Dear John:

This letter agreement (the “Agreement”) is entered into between John S. Schoenstein (“you”) and SVMK Inc. (together with its affiliates and subsidiaries, the “Company,” “we,” or “SurveyMonkey”). This Agreement is effective as of the date you sign it, as indicated below. The purpose of this Agreement is to confirm the current terms and conditions of your employment.

1.

Title; Position. Your position will continue to be Chief Sales Officer, and you will continue to report to the Chief Executive Officer, with responsibilities as defined in the job description previously provided to you or as otherwise reasonably assigned to you by your supervisor, or the Company’s board of directors or its authorized committee (the board of directors or its authorized committee, collectively the “Committee”).

2.

Base Salary. Your current annual base salary is $325,000, which will be payable, less applicable withholdings and deductions, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment based upon the Company’s normal performance review practices.

3.

Commissions. You are eligible to earn commissions with annual on target earnings of 100% of your base salary, assuming satisfaction at 100% of the targets and requirements set forth in Company’s incentive plan applicable to your position (the “Plan”); provided, however, that the Company reserves the right to alter or amend the Plan at any time, as it deems appropriate. Payment of commissions is subject in all cases to the terms and conditions of the Plan. Your annual commission opportunity will be subject to review and adjustment based upon the Company’s normal performance review practices.

4.

Equity Awards. You will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Committee will determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

5.

Employee Benefits. You also will continue to be eligible to participate in all of the Company benefit plans and programs in effect for similarly-situated employees during your employment. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6.

Severance. You will be eligible to enter into a Change in Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your position within the Company. The Severance Agreement will specify the severance payments and benefits you would be eligible to receive in connection with certain terminations of your employment with the Company. These protections will supersede all other severance payments and benefits you would otherwise currently be eligible for, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time.

7.

Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the Company’s Employee Proprietary Information and Inventions Agreement and the Company’s Arbitration Agreement you previously signed with the Company (collectively, the “Confidentiality Agreement”) still apply.

8.

At-Will Employment. Your employment with the Company will continue to be “at will.” It is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice. Although the Company may change the terms and conditions of your employment from time-to-time, (including, but not limited to, changes in your position, compensation, and/or benefits), nothing will change the at-will employment relationship between you and the Company. In addition, the compensation terms described herein will not affect your at-will employment status.

9.

Commitment to Company. During your employment with the Company, you will perform your duties faithfully and to the best of your ability and will devote your full business efforts and time to the Company. Except as specifically approved by the Committee, you agree that, during the term of your employment with the Company, you will not (i) engage in any other employment, occupation, consulting, business or other activity related to the business in which the Company or any of its subsidiaries or affiliates is now involved, any proposed business of the Company or any of its subsidiaries or affiliates, or any business in which the Company or any of its subsidiaries or affiliates becomes involved during the term of your employment, (ii) assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company, or (iii) engage in any other activities that conflict with your obligations to the Company or any of its subsidiaries or affiliates. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information. You will disclose to the Company in writing any other employment, business or activity that you are currently associated with or participate in that competes with the Company.

10.

Protected Activity Not Prohibited. Nothing in this Agreement or in any other agreement between you or the Company, as applicable, will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including but not limited to the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement or in any other agreement between you or the Company, as applicable, you understand that you are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are you obligated to advise the Company as to any such disclosures or communications. In making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information (within the meaning of the Confidentiality Agreement) to any parties other than the relevant government agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent will constitute a material breach of this Agreement. You acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit A.

11.

Miscellaneous. This Agreement, along with the Confidentiality Agreement and the Severance Agreement, constitute the entire agreement between you and the Company regarding the subject matters discussed herein, and they supersede all prior negotiations, representations or agreements between you and the Company. This Agreement may only be modified by a written agreement signed by you and the Company’s Chief Executive Officer.

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to the Company.

Sincerely,

SurveyMonkey

By: /s/ Alexander J. Lurie
Alexander J. Lurie
Chief Executive Officer

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth herein and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Date: September 10, 2018	/s/ John S. Schoenstein
Signature

Exhibit A

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”